                                                           Exhibit No. EX-99.h.3


                       FUND ACCOUNTING SERVICING AGREEMENT

     This Agreement between Jacob Internet Fund, a Maryland Corporation (hereinafter called the "Company"), on behalf of its separate series of shares ("Series") or classes of such Series ("Classes"), all as described herein (as such part may be amended from time to time), and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter called "Firstar" ), is effective as of the 27th day of August, 1999.

     WHEREAS, the Company, is an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Firstar is in the business of providing mutual fund accounting services to investment companies.

     NOW, THEREFORE, the Company and Firstar do mutually promise and agree as follows:

     1. Services. Firstar agrees to provide the following mutual fund accounting services to the Company on a per Series or per Class basis as appropriate:

          A.   Portfolio Accounting Services:

               (1) Maintain portfolio trading records (purchase and sale journals for each Series) on a trade date +1 basis using security trade information communicated from the Series' investment manager on a timely basis.

               (2) Monitor corporate action to identify and record interest and dividend income on portfolio securities and maintain accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (3) Determine gain/loss on portfolio security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

               (4) Maintain appropriate records of brokerage activity for transactions in portfolio securities to enable Firstar to provide monthly brokerage reports showing brokers and commission amounts.

               (5) Maintain a daily listing of portfolio holdings by Series showing cost, market value, and the percentage of portfolio comprised of each security.

               (6) Reconcile accounting asset listings against custodian's asset listings on at least a monthly basis and report any securities balance discrepancies promptly to the Company and Custodian.

          B.   Expense Accrual and Payment Services:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

               (2) Upon receipt of written authorization from the Company, make and record payments for Company expenses.

               (3) Account for Company and Series expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Firstar and the Company.

               (4) Provide expense accrual and payment reporting.

          C.   Fund Valuation and Financial Reporting Services:

               (1) Calculate and maintain daily records of the net asset value (and offering price if appropriate) of each Series (or class of such Series if appropriate), at such times (each a "valuation date") as directed and authorized by the Company through Firstar's questionnaire and in accordance with: (i) relevant regulatory requirements; (ii) the Company's Declaration of Company and By-Laws; (iii) the Company's registration statement or Form N-1A; and (iv) any procedures approved by the Board of Directors of the Company and supplied to Firstar in writing.

               (2) In connection with the calculation of relevant net asset values, Firstar shall obtain prices for portfolio securities from pricing services approved by the Company, and will apply those prices to the portfolio securities. For these securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, the method for determining the fair value for such securities. If the Company desires to provide a price which varies from the pricing source, the Company shall promptly notify and supply Firstar with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

               (3) On trade date +1, account for and record purchases, sales, exchanges, transfers, dividend reinvestments, and other transactions in shares of the Company, its Series as reported by the transfer agent on a timely basis.

               (4) Apply equalization accounting as directed by the Company.

               (5) Determine net investment income (earnings) for each Series of the Company as of each valuation date. Account for periodic distributions of


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               earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (6) Maintain a general ledger for the Company and each of its Series in the form as agreed upon.

               (7) Communicate, at an agreed upon time, the per share price for each valuation date to the Company and its investment advises as agreed upon from time to time.

          D.   Tax Accounting Services:

               (1) Maintain accounting records for each Series' investment portfolio to support the tax reporting required for IRS-defined regulated investment companies.

               (2) Maintain tax lot detail for each Series' investment portfolio.

               (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

               (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

               (5) Maintain schedules of dividends paid and payable.

          E.   Compliance Control Services:

               (1) support reporting to regulatory bodies and support financial statement preparation by making the Company's accounting records available to the Company and its investment manager, the Securities and Exchange Commission, and the outside auditors.

               (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

     2. Changes in Accounting Procedures. Any resolution passed by the Board of Directors of the Company that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the Firstar.

     3. Changes in Equipment, Systems, Service, Etc. Firstar reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.


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     4. Compensation. Firstar shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

     5. Performance of Service.

          A. Firstar shall exercise reasonable care in the performance of its duties under this Agreement. Firstar shall not be liable for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Firstar's control, except a loss resulting from Firstar's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless Firstar from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which Firstar may sustain or incur or which may be asserted against Firstar by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Firstar by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to Firstar and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Firstar shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Firstar's control. Firstar will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Firstar. Firstar agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Firstar's premises and operating capabilities at any time during regular business hours of Firstar, upon reasonable notice to Firstar.

          Regardless of the above, Firstar reserves the right to reprocess and correct administrative errors at its own expense.

          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Company may be asked to indemnify or hold Firstar harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Firstar will use all reasonable care to notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company. The Company shall have the option to defend Firstar against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify Firstar and thereupon the Company shall take over complete defense of the claim, and Firstar shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Firstar shall in


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no case confess any claim or make any compromise in any case in which the Company will be asked to indemnify Firstar except with the Company's prior written consent.

          C. Firstar shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by Firstar as a result of Firstar's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     6. Records. Firstar shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company and s required by the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Firstar agrees that such records prepared or maintain by Firstar relating to the services to be performed by Firstar hereunder are the property of the Company and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

     7. Confidentiality. Firstar shall handle in confidence all information relating to the Company's or its investment manager's business, which is received by Firstar during the course of rendering any service hereunder.

     8. Data Necessary to Perform Services. The Company or its agent, which may be Firstar, shall furnish to Firstar the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     9. Notification of Error. The Company will notify Firstar of any balancing or control error caused by Firstar within three (3) business days after receipt of any reports rendered by Firstar to the Company, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

     10. Additional Series. In the event that the Company establishes one or more Series or Classes of shares with respect to which it desires to have Firstar render accounting services, under the terms hereof, it shall so notify Firstar in writing, and if Firstar agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by Firstar on a discrete basis. The series and classes currently covered by this Agreement are: "Jacob Internet Fund."

     11. Term of Agreement. This Agreement shall become effective on August 27, 1999 and, unless sooner terminated as provided herein, shall continue automatically in effect for successive two year periods, provided that the continuance of the Agreement is approved by a majority of the board of directors of the Company. The Agreement may also be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties and will terminate automatically upon its


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assignment unless the parties offer consent in writing. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

     12. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of Firstar's duties or responsibilities hereunder is designated by Company by written notice to Firstar, Firstar will promptly, upon such termination and at the expense of Company, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by Firstar under this Agreement in a form reasonably acceptable to Company (if such form differs from the form in which Firstar has maintained the same, Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Firstar's personnel in the establishment of books, records and other data by such successor.

     13. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to Firstar shall be sent to:

               Firstar Mutual Fund Services, LLC
               615 East Michigan Street
               Milwaukee, WI 53202

     and notice to the Company shall be sent to:

               Jacob Internet Fund
               Jacob Asset Management, LLC
               1675 Broadway
               New York, NY 10019

     14. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the due execution hereof on the date first above written.

JACOB INTERNET FUND                   FIRSTAR MUTUAL FUND SERVICES, LLC


By:     /s/Ryan Jacob                By:     /s/Paul Rock
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Print:  Ryan Jacob                    Print:  Paul Rock
Title:  Chairman                      Title:  Sr. Vice President
Date:   7-13-99                       Date:   7-13-99


Attest: /s/Michael Dubrow             Attest:
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Attest:                               Attest:
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